UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2019 (April 7, 2019)

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37916	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA	90013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(323) 694-9800

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

Registered Direct Offering

Social Reality, Inc. (the “Company”) entered into securities purchase agreements dated April 7, 2019 (the “Purchase Agreements”) with certain investors (“Investors”) for the sale by the Company of 1,687,825 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $4.00 per share resulting in gross proceeds to the Company of approximately $6.75 million (the “Registered Direct Offering”). The Purchase Agreements contain representations, warranties, and covenants of both the Investors and the Company that are customary for tranactions of this type.

The Registered Direct Offering is anticipated to close on April 10, 2019, subject to customary closing conditions. The Company estimates that the net proceeds from the offering will be approximately $6.17 million after deducting certain fees due to the placement agent and other estimated transaction expenses. The net proceeds received by the Company from the transactions will be used for working capital purposes.

The securities sold in the Registered Direct Offering were offered and sold by the Company pursuant to an effective “shelf” registration statement on Form S-3, which was declared effective by the United States Securities and Exchange Commission on November 28, 2016 (File No. 333-214644).

In connection with the Registered Direct Offering, we entered into a placement agent agreement (“Placement Agent Agreement”) whereby the placement agent received a cash fee equal to 7.0% of the gross proceeds received by the Company from the sale of the shares of Common Stock, warrants to purchase up to 101,270 shares of Common Stock at an exercise price of $5.00 per share (the “Placement Agent Warrants”), and reimbursement of up to $50,000 for offering related expenses. The Placement Agent Warrants are exercisable beginning one-year after the date of issuance for a period of four years subsequent to such one-year anniversary, contain one-time demand and unlimited piggyback registration rights, and have a cashless exercise provision in the event the shares underlying the Placement Agent Warrants are not subject to an effective registration statement at the time of exercise. The Placement Agent Agreement also contains representations, warranties and indemnification and other provisions that are customary for transactions of this nature. The Placement Agent Warrants were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering and Rule 506 promulgated under the Securities Act, and in reliance on similar exemptions under applicable state laws.

The foregoing description of the Purchase Agreements, Placement Agent Agreement and Placement Agent Warrants, are not complete and are qualified in their entirety by references to the full text of the Purchase Agreement, Placement Agent Agreement and Placement Agent Warrant, which are filed hereto as exhibits 10.01, 10.02 and 4.01, respectively, and are incorporated by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

The legal opinion and consent of the Silvestre Law Group, P.C. relating to the validity of the shares of Common Stock being issued in the Registered Direct Offering are filed herewith as Exhibits 5.01 and 23.01, respectively.

Item 3.02   Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the Placement Agent Warrants are incorporated by reference into this Item 3.02.

Item 8.01   Other Events.

On April 8, 2019, the Company issued a press release announcing the pricing of the Registered Direct Offering. A copy of the press release is filed as Exhibit 99.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01   Financial Statement and Exhibits.

Exhibit No.	Description
4.01	Form of Placement Agent Warrant
5.01	Opinion of Silvestre Law Group, P.C.
10.01	Form of Securities Purchase Agreement
10.02	Form of Placement Agent Agreement dated April 7, 2019
23.01	Consent of Silvestre Law Group, P.C. (included in Exhibit 5.01)
99.01	Press Release Dated April 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 10, 2019	Social Reality, Inc.

/s/ Christopher Miglino
By: Christopher Miglino
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
4.01	Form of Placement Agent Warrant
5.01	Opinion of Silvestre Law Group, P.C.
10.01	Form of Securities Purchase Agreement
10.02	Form of Placement Agent Agreement dated April 7, 2019
23.01	Consent of Silvestre Law Group, P.C. (included in Exhibit 5.01)
99.01	Press Release Dated April 8, 2019